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                                  [LETTERHEAD]

NEWS RELEASE

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
Contact: Dee Brewer                    Ben Singer                  David K. Erickson
         Altius & PacifiCare of Utah   Media Relations             Investor Relations
         (801) 532-5242                PacifiCare Health Systems   PacifiCare Health Systems (801)
         933-3500                      (714) 825-5120              (714) 825-5491
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FOR IMMEDIATE RELEASE

                       PACIFICARE HEALTH SYSTEMS COMPLETES
                           SALE OF ITS UTAH OPERATIONS


SANTA ANA, CALIF., OCTOBER 2, 1998--PacifiCare Health Systems, Inc. (Nasdaq:
PHSYA and PHSYB) today announced it has completed the sale of its Utah operations to a Salt Lake City-based company effective September 30, 1998. The health plan's new name will be Altius Health Plans.

         The transaction has received all state regulatory approval. The sale of the Utah operations is expected to result in a $10-$15 million loss on disposition which will be included in the results for the quarter ended September 30, 1998.

         Altius Health Plans will provide managed health insurance plans for the 125,000 members of PacifiCare of Utah and will honor PacifiCare's contracts with local physicians and hospitals.

         "We are pleased that the agreement has been finalized," said Alan Hoops, president and CEO of PacifiCare Health Systems. "Altius's management team has a unique understanding of the Utah health care market which will well serve members, contracted physicians and employer groups."

         PacifiCare acquired the Utah health plan in February 1997 as part of its purchase of FHP International. Last November, the company announced its intent to exit its Utah operations and has since announced its intent to exit the Medicare product line in the state.



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         PacifiCare Health Systems is one of the nation's leading managed health care services companies. Primary operations include managed care products for employer groups and Medicare beneficiaries in 9 states and Guam serving approximately 3.5 million members. Other specialty managed care operations include life and health insurance, behavioral health services, workers' compensation, dental and vision services, pharmacy benefit management and Medicare risk management services.



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